Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information has been prepared by applying pro forma adjustments to the historical unaudited consolidated balance sheet as of June 30, 2007, the historical audited consolidated statement of operations for the fiscal year ended September 30, 2006 and the historical unaudited interim consolidated statement of operations for the nine months ended June 30, 2007, of Visa U.S.A., Visa International and Visa Canada, included elsewhere in this proxy statement-prospectus, to give pro forma effect to the restructuring under accounting principles generally accepted in the United States of America, which we refer to as U.S. GAAP for financial accounting reporting purposes.

The unaudited pro forma condensed combined balance sheet as of June 30, 2007 gives effect to the restructuring as if it had occurred on June 30, 2007. The unaudited pro forma condensed combined statements of operations give effect to the restructuring as if it had occurred on October 1, 2005.

We have applied pro forma adjustments to reflect the following:

•

Visa Inc. will participate in the restructuring, which includes a series of integrated transactions involving Visa U.S.A., Visa International, Visa Canada and Inovant. Each entity will become a subsidiary of Visa Inc., with members of each entity transferring their membership interests in exchange for shares of common stock of Visa Inc. The restructuring will be accounted for as a purchase under the guidelines of Statement of Financial Accounting Standards, or SFAS, No. 141 “Business Combinations” with Visa U.S.A. deemed to be the accounting acquirer of Visa International and Visa Canada, including their respective minority interest in Inovant;

•

Visa Europe will remain owned and governed by its European member banks. Under the restructuring agreement, Visa Europe will hold an approximate 11.7% equity ownership interest in Visa Inc. of which 8.1% are represented by shares of class EU (series I) and class EU (series III) common stock and 3.6% are represented by shares of class EU (series II) common stock in exchange for both its membership interests in Visa International and its ownership interest in Inovant. Further, Visa Inc. and Visa Europe will enter into a framework agreement, which provides for trademark and technology licenses and bilateral services (see Note 3 “Visa Europe Transaction” to these unaudited pro forma condensed combined financial information for more information); and

•

Elimination of historical transaction costs associated with the restructuring incurred by Visa International during the nine months ended June 30, 2007 and the fiscal year ended September 30, 2006, which would have been incurred prior to the restructuring that is assumed to have occurred on October 1, 2005 for the purposes of presenting the unaudited pro forma condensed combined statements of operations.

Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the proposed restructuring occurred on the assumed dates indicated, nor is it necessarily indicative of our future financial position or results of operations as of or for any future date or periods.

The pro forma information presented, including allocations of purchase price, is based on preliminary estimates of the fair values of assets to be acquired and liabilities to be assumed, available information and assumptions that we believe are reasonable under the circumstances. The actual adjustments to our historical combined financial statements upon the closing of the restructuring will be based on the net assets acquired at that date and will depend on a number of factors, including completion of the appraisal of the net assets acquired upon consummation of the restructuring. Therefore, the actual entries we will record to account for the restructuring will differ from the pro forma adjustments presented below.

The unaudited pro forma condensed combined financial information should be read in conjunction with the following:

•	The unaudited consolidated financial statements of Visa U.S.A. as of and for the nine months ended June 30, 2007;

•	The audited consolidated financial statements of Visa U.S.A. as of and for the year ended September 30, 2006;

•	The unaudited consolidated financial statements of Visa International as of and for the nine months ended June 30, 2007;

•	The audited consolidated financial statements of Visa International as of and for the year ended September 30, 2006;

•	The unaudited consolidated financial statements of Visa Canada as of and for the nine months ended June 30, 2007; and

•	The audited consolidated financial statements of Visa Canada as of and for the year ended September 30, 2006.

The above referenced financial statements are included elsewhere in the proxy statement-prospectus. The unaudited pro forma condensed combined financial information should also be read in conjunction with the information contained in “Risk Factors,” “Capitalization,” “Selected Consolidated Historical Financial Data” of each of Visa U.S.A., Visa International and Visa Canada, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for each of Visa U.S.A., Visa International and Visa Canada.

The historical financial information for Visa Canada to which pro forma adjustments were applied was prepared in accordance with accounting principles generally accepted in Canada, which we refer to as Canadian GAAP and reconciled to U.S. GAAP. See Note 11 “Reconciliation of Canadian and United States generally accepted accounting principles” to the unaudited consolidated interim financial statements of Visa Canada as of and for the nine months ended June 30, 2007 and Note 12 “Reconciliation of Canadian and United States generally accepted accounting principles” to the audited consolidated financial statements of Visa Canada as of and for the year ended September 30, 2006 for a reconciliation of the historical financial position and results of operations of Visa Canada, in Canadian dollars, between U.S. and Canadian GAAP.

VISA INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2007

(in thousands)

	Historical
			Note 2						Unaudited Pro Forma Visa Inc.
	Visa U.S.A.	Visa International	Visa Canada	Combination Adjustments		Combined Subtotal	Pro Forma Adjustments
Assets
Cash and Cash Equivalents	$589,733	$848,712	$24,349	$9,092	C	$1,471,886	$—		$1,471,886
Trading Assets	—	99,679	—	—		99,679	—		99,679
Investment Securities, Available-for-Sale	727,947	1,029	6,252	—		735,228	—		735,228
Accounts Receivable	230,503	102,530	5,950	(22,976)	A	313,565	—		313,565
				(2,442)	B				—
Settlement Receivables	37,901	523,260	—	—		561,161	—		561,161
Member Collateral	—	332,306	—	61,648	A	393,954	—		393,954
Current Portion of Volume and Support Agreements	113,362	—	—	23,463	A	136,825	—		136,825
Current Portion of Deferred Tax Assets	151,050	35,167	—	—		186,217	(587)	K	185,630
Prepaid and Other Current Assets	146,606	85,664	1,692	(62,135)	A	154,781	(5,676)	H	149,105
				(21,128)	B
				4,082	C

Total Current Assets	1,997,102	2,028,347	38,243	(10,396)		4,053,296	(6,263)		4,047,033

Investment Securities, Available-for-Sale	569,479	—	—	—		569,479	—		569,479
Investments in Real Estate Joint Ventures	—	24,687	—	(24,687)	A	—	—		—
Investment in Inovant LLC	—	—	8,241	(8,241)	B	—	—		—
Volume and Support Agreements	41,924	—	—	25,485	A	67,409	—		67,409
Investment in Visa International	222,582	—	—	(222,582)	B	—	—		—
Premises and Equipment, net	—	152,882	—	(152,882)	A	—	—		—
Facilities, Equipment, and Software, net	270,077	—	4,436	129,573	A	487,420	96,832	D	584,252
				83,334	C
Intangibles, net	—	34,759	—	(34,759)	A	—	—		—
Tradename	—	—	—	—		—	2,751,360	F	2,751,360
Customer Relationships	—	—	—	—		—	6,078,653	F	6,078,653
European Franchise Right	—	—	—	—		—	1,415,000	F	1,415,000
Technology	—	—	—	57,342	A	57,342	180,717	F	238,059
Deferred Tax Assets	237,716	13,617	1,266	—		252,599	(252,599)	L	—
Other Investments	—	—	—	29,158	A	29,158	330,308	E	359,466
Other Assets	95,429	86,259	89	(29,230)	A	61,425	—		61,425
				(91,674)	B
				552	C
Goodwill	—	—	—	—		—	9,904,928	G	9,904,928

Total Assets	$3,434,309	$2,340,551	$52,275	$(249,007)		$5,578,128	$20,498,936		$26,077,064

See notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2007

(in thousands)

	Historical
			Note 2						Unaudited Pro Forma Visa Inc.
	Visa U.S.A.	Visa International	Visa Canada	Combination Adjustments		Combined Subtotal	Pro Forma Adjustments
Liabilities
Accounts Payable	$73,662	$—	$1,785	$18,168	A	$94,091	—		$94,091
				476	C
Trade and Accrued Taxes Payable	—	57,642	—	(57,642)	A	—	—		—
Settlement Payable	80,415	547,207	—	—		627,622	—		627,622
Member Collateral	—	332,306	—	61,648	A	393,954	—		393,954
Accrued Compensation	184,971	—	3,061	158,884	A	346,916	14,405	H	361,321
Accrued Compensation and Benefits	—	179,108	—	(179,108)	A	—	—		—
Volume and Support Agreements	147,169	—	—	97,525	A	244,694	—		244,694
Current Portion of Member Deposits	36,837	—	—	—		36,837	—		36,837
Accrued Liabilities	409,661	290,339	4,543	(99,601)	A	583,012	(2,961)	K	699,144
				(23,570)	B		119,093	S
				1,640	C
Current Portion of Long-term Debt	19,489	—	23	25,578	C	45,090	—		45,090
Current Portion of Accrued Litigation Obligation	240,619	—	—	120	A	240,739	—		240,739

Total Current Liabilities	1,192,823	1,406,602	9,412	4,118		2,612,955	130,537		2,743,492

Other Liabilities	150,576	54,064	3,236	38	A	189,502	18,296	H	638,465
				(20,013)	B		13,667	S
				1,601	C		417,000	U
Long-Term Debt	29,876	39,948	—	18,391	C	88,215	—		88,215
Obligations Under Capital Lease	—	—	32	(32)	A	—	—		—
Accrued Litigation Obligation	826,132	—	—	—		826,132	—		826,132
Non-Current Portion of Deferred Tax Liabilities	—	—	—	—		—	3,804,503	L	3,806,121
							1,618	K

Total Liabilities	2,199,407	1,500,614	12,680	4,103		3,716,804	4,385,621		8,102,425

Minority Interest	43,038	—	—	(29,155)	B	13,883	(13,883)	M	—

Equity
Capital and Partnership	—	—	—	(38,533)	B	—	—		—
				38,533	C
Common Stock	—	—	—	(500)	B	—	16,785,566	J	16,785,566
				500	C
Current Net Income	—	—	—	(3,336)	B	—	—		—
				3,336	C
Accumulated Net Income	1,192,252	840,621	40,876	7,005	C	1,849,794	(656,079)	I	1,190,924
				(230,960)	B		(2,791)	K
Accumulated Other Comprehensive Loss	(388)	(684)	(1,281)	—		(2,353)	502	I	(1,851)

Total Equity	1,191,864	839,937	39,595	(223,955)		1,847,441	16,127,198		17,974,639

Total Liabilities and Equity	$3,434,309	$2,340,551	$52,275	$(249,007)		$5,578,128	$20,498,936		$26,077,064

See notes to unaudited pro forma condensed combined financial information.

VISA INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

FOR THE NINE MONTHS ENDED JUNE 30, 2007

(In thousands, except share and per share data)

	Historical
			Note 2
	Visa U.S.A.	Visa International	Visa Canada	Combination Adjustments		Combined Subtotal	Pro Forma Adjustments		Unaudited Pro Forma Visa Inc.
Operating Revenues
Card Service Fees	$1,208,542	$695,124	$63,366	$(141,727)	B	$1,825,305	$(65,295)	O	$1,760,010
Data Processing Fees	1,031,724	228,102	22,705	(265)	A	1,217,903	(25,193)	P	1,192,710
				(64,363)	B				—
Volume and Support Agreements	(356,050)	—	—	(142,884)	A	(498,934)	—		(498,934)
Member Incentives		(142,884)	—	142,884	A	—	—
International Transaction Fees	326,635	—	5,587	439,660	A	771,882	(37,022)	Q	734,860
International Service Revenues	—	439,660	—	(439,660)	A	—	—		—
Other Revenues	387,900	137,391	8,057	265	A	431,438	106,875	R	538,313
				(139,270)	B
				37,095	C

Total Operating Revenues	2,598,751	1,357,393	99,715	(308,265)		3,747,594	(20,635)		3,726,959

Operating Expenses
Personnel	529,230	286,187	11,342	7,982	C	834,741	—		834,741
Affiliates Services	—	150,119	15,168	(150,119)	A	—	—		—
				(15,168)	B
Facilities	67,918	—	2,319	36,806	A	72,945	5,010	D	77,955
				(48,055)	B
				13,957	C
Premises, Equipment and Software	—	79,950	—	(79,950)	A	—	—		—
Communication	—	26,976	—	(26,976)	A	—	—		—
Network, EDP and Communications	259,402	—	1,221	70,120	A	330,117	40,148	D	358,250
				(2,112)	B		(12,015)	D
				1,486	C
Advertising, Marketing and Promotion	406,327	247,105	25,118	15,038	A	693,603	—		693,603
				15	C
Travel and Meetings	—	42,006	—	(42,006)	A	—	—		—
Visa International Fees	129,680	—	13,036	(142,716)	B	—	—		—
Professional and Consulting Fees	239,303	147,793	5,627	(1,369)	B	395,753	(44,882)	N	350,871
				4,399	C
Administration and Other Expenses	38,126	38,157	2,959	173,437	A	109,086	—		109,086
				(146,941)	B
				3,348	C
Litigation Obligation Provision	14,800	—	—	194	A	14,994	—		14,994

Total Operating Expenses	1,684,786	1,018,293	76,790	(328,630)		2,451,239	(11,739)		2,439,500

Operating Income	913,965	339,100	22,925	20,365		1,296,355	(8,896)		1,287,459

Non-Operating Income, net	—	71,653	—	(60,652)	A	—	—		—
				(11,001)	B

Other Income (Expenses)

Equity in Earnings of Unconsolidated Affiliates	37,895	—	750	4,744	A	670	—		670
				(42,719)	B
Interest Income (Expense)	(60,226)	—	704	62	A	(62,312)	—		(62,312)
				(2,852)	C				—
Investment Income, net	72,358	—	—	52,390	A	125,046	—		125,046
				298	C

Total Other Income (Expense)	50,027	—	1,454	11,923		63,404	—		63,404

Income Before Income Taxes and Minority Interest	963,992	410,753	24,379	(39,365)		1,359,759	(8,896)		1,350,863
Income Tax Expense (Benefit) (See Note 5)	350,855	175,547	278	18	C	526,698	(16,006)	L	494,440
							(16,252)	K

Income (Loss) Before Minority Interest	613,137	235,206	24,101	(39,383)		833,061	23,362		856,423
Minority Interest Income (Expense)	(4,657)	—	—	3,154	B	(1,503)	1,503	M	—

Net Income	$608,480	$235,206	$24,101	$(36,229)		$831,558	$24,865		$856,423

Basic and Diluted Earnings Per Share (See Note 3)									$1.10
Number of Shares Outstanding, basic and diluted									775,080,512	T

See notes to unaudited pro forma condensed combined financial information.

VISA INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2006

(In thousands, except share and per share data)

	Historical
			Note 2
	Visa U.S.A.	Visa International	Visa Canada	Combination Adjustments		Combined Subtotal	Pro Forma Adjustments		Unaudited Pro Forma Visa, Inc.
Operating Revenues
Card Service Fees	$1,482,439	$ 755,440	$ 77,403	$(173,489)	B	$2,141,793	$(84,566)	O	$2,057,227
Data Processing Fees	1,247,969	246,744	25,430	(215)	A	1,440,738	(28,913)	P	1,411,825
				(79,190)	B
Volume and Support Agreements	(587,751)	—	—	(302,359)	A	(890,110)	—		(890,110)
Member Incentives	—	(302,359)	—	302,359	A	—	—		—
International Transaction Fees	397,954	—	504	428,027	A	826,485	(35,670)	Q	790,815
International Service Revenues	—	428,027	—	(428,027)	A	—	—		—
Other Revenues	407,515	134,703	10,671	215	A	395,388	142,500	R	537,888
				(204,440)	B
				46,724	C

Total Operating Revenues	2,948,126	1,262,555	114,008	(410,395)		3,914,294	(6,649)		3,907,645

Operating Expenses
Personnel	671,093	317,003	13,379	9,710	C	1,011,185	(1,107)	H	1,010,078
Affiliates Services	—	212,144	20,630	(212,144)	A	—	—		—
				(20,630)	B
Premises, Equipment and Software	—	105,245	—	(105,245)	A	—	—		—
Facilities	89,298	—	2,600	50,111	A	101,109	5,125	D	106,234
				(61,384)	B
				20,484	C
Communications	—	33,423	—	(33,423)	A	—	—		—
Network, EDP and Communications	327,593	—	1,531	88,557	A	417,162	58,074	D	472,670
				(2,645)	B		(2,566)	D
				2,126	C
Advertising, Marketing and Promotion	539,258	343,922	49,051	10,634	A	942,896	—		942,896
				31	C
Travel and Meetings	—	59,275	—	(59,275)	A	—	—		—
Visa International Fees	159,264	—	15,508	(174,772)	B	—	—		—
Professional and Consulting Fees	291,235	119,004	6,508	(4,654)	B	418,059	(6,361)	N	411,698
				5,966	C
Administration and Other Expenses	117,837	52,243	5,024	258,923	A	230,487	—		230,487
				(208,040)	B
				4,500	C
Settlement Risk Guarantee	—	(150)	—	150	A	—	—		—
Litigation Obligation Provision	22,878	—	—	—		22,878	—		22,878

Total Operating Expenses	2,218,456	1,242,109	114,231	(431,020)		3,143,776	53,165		3,196,941

Operating Income	729,670	20,446	(223)	20,625		770,518	(59,814)		710,704

Non-Operating Income, net	—	78,511	—	(63,505)	A	—	—		—
				(15,006)	B

Other Income (Expenses)

Equity in Earnings of Unconsolidated Affiliates	13,355	—	2,583	9,203	A	1,356	—		1,356
				(23,785)	B
Interest Expense	(89,539)	—	609	(10,152)	A	(103,149)	—		(103,149)
				(4,067)	C
Investment Income, net	68,330	—	—	62,742	A	131,450	—		131,450
				378	C

Total Other Income (Expense)	(7,854)	—	3,192	34,319		29,657	—		29,657

Income Before Income Taxes and Minority Interest	721,816	98,957	2,969	(23,567)		800,175	(59,814)		740,361
Income Tax Expenses (Benefit) (See Note 5)	251,338	29,202	924	14	C	281,478	(21,694)	L	274,644
							14,860	K

Income (Loss) before Minority Interest	470,478	69,755	2,045	(23,581)		518,697	(52,980)		465,717
Minority Interest Income (Expense)	(15,917)	—	—	10,782	B	(5,135)	5,135	M	—

Net Income	$454,561	$69,755	$2,045	$(12,799)		$513,562	$(47,845)		465,717

Basic and Diluted Earnings Per Share (See Note 3)									$0.60
Number of Shares Outstanding, basic and diluted									775,080,512	T

See notes to unaudited pro forma condensed combined financial information.

Notes to Visa Inc. Unaudited Pro Forma

Condensed Combined Financial Information

(in thousands, except as noted)

1.	Basis of Presentation

Background and Historical Cross-Ownership

Presently, the global Visa enterprise includes four major separate incorporated entities: Visa U.S.A., Visa International, Visa Canada and Visa Europe. At June 30, 2007, Visa U.S.A. held a 69% ownership interest in its consolidated subsidiary, Inovant, and an estimated 26% membership interest in Visa International. The remaining 31% ownership interest in Inovant is held by Visa International (including a portion held by the members of the unincorporated regions), Visa Canada and Visa Europe. The remaining estimated 74% membership interest in Visa International is held by Visa Europe, Visa Canada and the members of the unincorporated regions. The estimated membership interests held are based on the member’s dividend and dissolution rights under the bylaws of Visa International. The rights are based upon the cumulative volume-based service fees paid by members to Visa International since inception, as a percentage of total volume-based service fees received. Therefore, the percentage of ownership fluctuates over time.

Restructuring Transactions

Visa Inc. will participate in the restructuring, which includes a series of integrated transactions involving Visa U.S.A., Visa International and Visa Canada, with members of each entity exchanging their membership interests in these entities for shares of common stock of Visa Inc. Visa Europe will remain owned and governed by its European member banks but will exchange its membership interest in Visa International and its ownership interest in Inovant for a minority shareholding in Visa Inc. and other consideration. Additionally, Visa Inc. and Visa Europe will enter into a framework agreement, which provides for trademark and technology licenses and bilateral services. Under these agreements, Visa Inc. will grant to Visa Europe exclusive, irrevocable and perpetual licenses to use, within the Visa Europe region, the Visa trademarks and technology intellectual property owned by Visa Inc. and certain of its subsidiaries in exchange for an annual fee. Visa Inc. and Visa Europe will provide each other with transitional and ongoing services similar to those services currently provided among Visa International, Visa U.S.A., Visa Canada, Inovant and Visa Europe. Additionally, Visa Inc. and Visa Europe will enter into a put-call option agreement (see Note 3 “Visa Europe Transaction” to the unaudited pro forma condensed combined financial information for more information).

Purchase Accounting

The restructuring will be accounted for as a purchase under the guidelines of SFAS No. 141 “Business Combinations” with Visa U.S.A. deemed to be the accounting acquirer of Visa International and Visa Canada. As a result of the exchange of ownership interests, Visa U.S.A. will acquire the remaining ownership interest in Visa International and Inovant not currently held. This transaction will be accounted for as a step acquisition with the net assets underlying the interests acquired being recorded at fair value. Visa U.S.A. will further acquire 100% of Visa Canada and record the acquisition of the underlying net assets at fair value.

Purchase Consideration

Participating Regions

The initial allocation of Visa Inc. common stock to the financial institution members of the unincorporated regions of Visa International and the shareholders of Visa Canada, which we collectively refer to as the participating regions, was based on each participating region’s projected net income contribution to the overall projected combined Visa enterprise in fiscal 2008, after giving effect to negotiated adjustments. The value of the purchase consideration conveyed to the Visa Canada and Visa International regional members was determined by valuing the businesses contributed after giving effect to negotiated adjustments agreed to by each party. As Visa Inc. is a newly created entity with no quoted market price and did not previously exist as a combined entity, we determined that purchase consideration would be more reliably measured by valuing the contributed businesses as opposed to valuing the Visa Inc. stock exchanged. We utilized three standard valuation methodologies including an analysis of comparable public companies, a 2-year forward earnings multiple analysis and a precedent transaction analysis to calculate the value of the contributed businesses.

Visa Europe

Visa Europe will remain owned and governed by its European member banks. The value of the purchase consideration provided to Visa Europe in exchange for its membership interest in Visa International was derived, for financial accounting reporting purposes, by valuing each of the individual elements comprising the overall Visa Europe transaction to arrive at the residual value exchanged.

The elements that Visa Europe will receive will include:

•

an approximate 11.7% ownership interest in Visa Inc. in the form of 62,213,201 shares of class EU (series I) common stock and 549,587 shares of class EU (series III) common stock collectively representing approximately 8.1% of Visa Inc.’s outstanding capital stock, and 27,904,464 shares of class EU (series II) common stock representing approximately 3.6% of Visa Inc.’s outstanding capital stock;

•	a put option to require Visa Inc. to purchase from the Visa Europe members all of the issued shares in the capital of Visa Europe;

•

irrevocable and perpetual trademark and technology licenses to use the Visa trademarks and technology-related intellectual property owned by Visa Inc., Visa U.S.A., Visa International and Inovant, which we refer to collectively as the licensors, within the Visa Europe region; and

•	the right to receive transitional and ongoing services similar to those services currently provided among Visa International, Visa U.S.A., Visa Canada, Inovant and Visa Europe.

The elements that Visa Inc. will receive will include:

•	Visa Europe’s membership interest in Visa International;

•	Visa Europe’s 10% interest in Inovant; and

•	a contingent call option to require Visa Europe to cause the Visa Europe members to convey and deliver to Visa Inc. all of the issued shares in the capital of Visa Europe.

Visa Inc. and Visa Europe have mutually agreed to enter into a framework agreement, which provides for the above described trademark and technology licenses and bilateral services. See Note 3 “Visa Europe Transaction” to the unaudited pro forma condensed combined financial information for a full description of all the elements of the transaction with Visa Europe including a discussion of the determination of fair value of each element.

Measurement Date

For the purpose of this unaudited pro forma financial information, we have preliminarily estimated the value of total purchase consideration at June 15, 2007, which we refer to as the measurement date and which is the date at which all parties entered into the restructuring agreement.

Using the above described methods, we determined the total purchase consideration to be approximately $17.3 billion as follows:

Visa Inc. stock	$16,785,566
Visa Europe Put Option	417,000
Obligation under Framework Agreement	132,800

Total Purchase Consideration	$17,335,366

See Note 3 “Visa Europe Transaction” for further information regarding the Visa Europe’s put option and the obligation under the framework agreement.

Purchase Consideration Allocation

The following table sets forth the preliminary allocation of the estimated purchase consideration to the tangible and intangible assets acquired, liabilities assumed and goodwill assuming that the restructuring occurred on June 30, 2007. The fair values and remaining useful lives of these net assets have been estimated based on our preliminary appraisal. The actual adjustments to our consolidated financial statements upon the closing of the restructuring will be based on the net assets acquired at that date and will depend on a number of factors, including completion of an appraisal of the net assets acquired upon consummation. Therefore, the actual adjustments will differ from the pro forma adjustments presented.

The allocation of total purchase consideration to net tangible and intangible assets acquired and to goodwill is as follows:

(in millions)
Net tangible assets and liabilities:
Current assets	$1,602
Non-current assets	438
Facilities, equipment, and software, net	272
Current liabilities	(1,075)
Non-current liabilities	(4,130)
Pension and post-retirement benefits	(84)
Long-term debt	(36)
Identifiable intangible assets:
Trademark	2,751
Customer Relationships	6,079
European Franchise Right	1,415
Technology	198
Goodwill	9,905

Total preliminary estimated purchase price	$17,335

2.	Visa Canada Consolidated Financial Statements

Historically, Visa Canada has reported its financial position and results of operations under the not-for-profit guidelines of Canadian GAAP. For the purposes of the unaudited pro forma condensed combined financial information, we have applied pro forma adjustments to the balance sheet of Visa Canada at June 30, 2007, and its statements of operations for the nine months ended June 30, 2007 and the fiscal year ended September 30, 2006 as reconciled to U.S. GAAP. The currency exchange rate between Canadian dollars (or CAD) and U.S. dollars (or USD) at June 30, 2007 was used to translate all Visa Canada’s financial information in this pro forma presentation. This exchange rate was 1.0634 CAD per U.S. dollar. See Note 11 “Reconciliation of Canadian and United States generally accepted accounting principles” to the June 30, 2007 consolidated financial statements of Visa Canada and Note 12 “Reconciliation of Canadian and United States generally accepted accounting principles” to the fiscal year ended September 30, 2006 audited historical consolidated financial statements of Visa Canada for a reconciliation of Canadian GAAP and U.S. GAAP applicable to the financial position and results of operations of Visa Canada.

The unaudited reconciliation between Canadian GAAP and U.S. GAAP for Visa Canada’s historical statements of operations for the nine months ended June 30, 2007 and the audited reconciliation for the fiscal year ended September 30, 2006 are provided below.

Nine months ended June 30, 2007	Canadian GAAP	Reclassification Adjustments	U.S. GAAP Reconciling Adjustments		U.S. GAAP	U.S. GAAP
(unaudited)	(in CAD)	(in CAD)	(in CAD)		(in CAD)	(in USD)
Operating Revenues
Revenue from members	$94,177	$(94,177)	$—		$—	$—
Multicurrency Conversion Fees	5,947	(5,947)	—		—	—
Card Recovery Bulletin Fees	5,804	(5,804)	—		—	—
Interest Income	749	(749)	—		—	—
Distribution from Inovant LLC	—	—	—		—	—
Other	108	(108)	—		—	—
Card Service Fees	—	67,383	—		67,383	63,366
International Transaction Fees	—	5,941	—		5,941	5,587
Data Processing Fees	—	24,144	—		24,144	22,705
Other Revenues	—	8,568	—		8,568	8,057

Total Operating Revenues	106,785	(749)	—		106,036	99,715

Operating expenses
Personnel	—	12,088	(27	)(1)	12,061	11,342
Facilities	—	2,466	—		2,466	2,319
Network, EDP and Communications	—	1,298	—		1,298	1,221
Advertising and Marketing	26,711	—	—		26,711	25,118
Direct Expenses	30,023	(30,023)	—		—	—
Other Operating	24,878	(24,878)	—		—	—
Affiliate Services	—	16,130	—		16,130	15,168
Visa International Fees	—	13,863	—		13,863	13,036
Professional and Consulting Services	—	5,984	—		5,984	5,627
Administrative and Other	—	3,072	75	(2)	3,147	2,959

Total Operating Expenses	81,612	—	48		81,660	76,790

Operating Income	25,173	(749)	(48)		24,376	22,925

Other Income
Equity in Earnings of Unconsolidated Affiliates	—	—	798	(2)	798	750
Interest Income	—	749	—		749	704

Total Other Income	—	749	798		1,547	1,454

Excess of Income over Expense
Income before Income Taxes	25,173	—	750		25,923	24,379

Income Tax Expense (Benefit)	296	—	—	(2)	296	278

Net Income	$24,877	$—	$750		$25,627	$24,101

		Note 6-A
Fiscal year ended September 30, 2006	Canadian GAAP	Reclassification Adjustments	U.S. GAAP Reconciling Adjustments		U.S. GAAP	U.S. GAAP
	(in CAD)	(in CAD)	(in CAD)		(in CAD)	(in USD)
Revenue from Members	$113,618	$(113,618)	$—		$—	$—

Other revenue
Card Recovery Bulletin Fees	6,963	(6,963)	—		—	—
Interest Income	648	(648)	—		—	—
Distribution from Inovant LLC	—	—	—		—	—
Other	737	(737)	—		—	—
Card Service Fees	—	82,310	—		82,310	77,403
International Transaction Fees	—	536	—		536	504
Data Processing Fees	—	27,042	—		27,042	25,430
Other Revenues	—	11,348	—		11,348	10,671

Total Operating Revenues	121,966	(730)	—		121,236	114,008

Operating expenses
Personnel	—	14,263	(36	) (1)	14,227	13,379
Facilities	—	2,765	—		2,765	2,600
Network, EDP and Communications	—	1,628	—		1,628	1,531
Advertising and Marketing	52,161	—	—		52,161	49,051
Direct Expenses	39,168	(39,168)	—		—	—
Other Operating	30,304	(30,304)	—		—	—
Affiliate Services	—	21,938	—		21,938	20,630
Visa International Fees	—	16,491	—		16,491	15,508
Professional and Consulting Services	—	6,921	—		6,921	6,508
Administrative and Other	—	5,466	(57	) (3)	5,342	5,024
			(67	) (2)

Total Operating Expenses	121,633	—	(160)		121,473	114,231

Operating Income	333	(730)	160		(237)	(223)

Other Income
Equity in Earnings of Unconsolidated Affiliates	—	—	2,747	(2)	2,747	2,583
Interest Income	—	648	—		648	609

Total Other Income	—	648	2,747		3,395	3,192

Income before Income Taxes	333	(82)	2,907		3,158	2,969
Income Tax Expense (Benefit)	1,756	(82)	(691	) (2)	983	924

Net Income	$(1,423)	$—	$3,598		$2,175	$2,045

(1)

Future employee benefit - the reconciling item represents the adjustment to record an additional minimum liability attributable to the excess of any unfunded accumulated benefit obligation associated with employee future benefits to conform to U.S. GAAP. Additionally, there is a difference between Canadian and U.S. GAAP relating to the amortization of the transitional amounts resulting from differing adoption dates of the standards in Canada and the U.S. The net transitional asset (obligation) and related amortization are reversed for U.S. GAAP purposes.

(2)	Investment in Inovant - the reconciling item represents the adjustments to account for Visa Canada’s investment in Inovant using the equity method under U.S. GAAP.

(3)

Investment in available-for-sale securities - the reconciling item represents the adjustments to reverse a temporary investment write-down recorded under Canadian GAAP, but not required under U.S. GAAP.

3.	Visa Europe Transaction

As part of the restructuring, Visa Inc. and Visa Europe will enter into a multi-element arrangement. Under this agreement, for financial accounting reporting purposes, in exchange for its membership interest in Visa International and its ownership interest in Inovant, Visa Europe will receive the following consideration:

Class EU (Series I) and (Series III) Common Stock and Class C (Series I), (Series III) and (Series IV) Common Stock

At the date of restructuring, Visa Europe will receive an approximate 8.1% ownership interest in Visa Inc. in the form of class EU (series I) and class EU (series III) common stock. The class EU (series I) and (series III) common stock will be classified as permanent equity by Visa Inc. after the date of the restructuring and will convert on a one-to-one basis into shares of class C (series III) and class C (series IV) common stock at the date of the true-up (see “The Global Restructuring Agreement—True-Up of Merger Consideration” included elsewhere in this proxy statement-prospectus for further information).

In addition to the other class C series except class C (series II) common stock, the class C (series III) and class C (series IV) common stock are subject to redemption in the manner provided by our amended and restated certificate of incorporation. Redemption is contingent upon the successful completion of an initial public offering of our class A common stock. We intend to use a portion, as determined by our board of directors, of the proceeds from our initial public offering to fund this redemption.

We have determined the fair value of Visa Europe’s 8.1% ownership interest in Visa Inc. to be approximately $3.1 billion at the date of restructuring based on the value of the purchase consideration provided to the participating regions in exchange for their historical membership interests in Visa International and Visa Canada.

Class EU (Series II) Common Stock and Class C (Series II) Common Stock

At the date of restructuring, Visa Europe will receive an approximate 3.6% ownership interest in Visa Inc. common stock in the form of class EU (series II) common stock. The class EU (series II) common stock will be classified in permanent equity, as it provides equity rights similar to that of the other regional classes of shares and will convert on a one-to-one basis into shares of class C (series II) common stock at the date of the true-up (see “The Global Restructuring Agreement—True-Up of Merger Consideration” included elsewhere in this proxy statement-prospectus for further information).

The class C (series II) common stock is subject to redemption by Visa Inc. We are entitled to redeem all, but not less than all, of these shares held by Visa Europe any time after the later of the date of admission to trading of our class A common stock on an internationally recognized securities exchange, which we refer to as the initial public offering date, or 369 days after the Inovant U.S. holdco merger. In addition, Visa Europe is entitled to require us to redeem all, but not less than all, of these shares at any time after the later of 60 days after to the initial public offering date or 429 days after the Inovant U.S. holdco merger. Upon the occurrence of the initial public offering date, for financial accounting purposes, we intend to classify this stock at its then fair value as temporary or mezzanine level equity in our consolidated balance sheet. Additionally, over the period from the initial public offering date to the date the stock is first redeemable at the option of Visa Europe, which we refer to as the accretion period, we will accrete this stock to its redemption price through our retained earnings. We will further report earnings per share on the two-class method to reflect the impact of this accretion on the net income available to common stockholders (see below for further information). The redemption price of the class C (series II) common stock is equal to $1.146 billion adjusted for dividends and certain other adjustments (see “Description of Capital Stock of Visa, Inc.—Redemption” included elsewhere in this proxy statement-prospectus for further information regarding the class C (series II) common stock, including a complete description of the calculation of the redemption price).

We have determined the initial fair value of the class C (series II) common stock to be approximately $1.104 billion at the date of restructuring. We determined fair value by discounting the redemption price using a risk-free rate based on the probability and timing of the successful completion of an initial public offering of our class A common stock, this event would cause the class C (series II) common stock to become redeemable at the estimated redemption price.

For the purposes of presenting earnings per share in the unaudited pro forma statement of operations for the nine months ended June 30, 2007 and the fiscal year ended September 30, 2006, we have assumed that we will not file an initial registration statement on Form S-1 in connection with our initial public offering of our common stock during the period covered by the unaudited pro forma condensed combined statements of operations. We have therefore reported earnings per share as a single class. However, it is our intention to file such registration statement on Form S-1 as soon as it is feasible after the restructuring. As described above, if we are successful in executing an initial public offering of our common stock, we will reclassify the class C (series II) common stock as temporary or mezzanine level equity in our consolidated balance sheet and accrete this stock to its redemption price through retained earnings. We estimate that the total amount of accretion will be approximately $42.0 million, which represents the difference between its initial fair value and its redemption price assuming no applicable adjustments. The total amount of accretion will reduce the amount of net income available to common stockholders for the purpose of calculated basic and diluted earnings per share during the accretion period.

The Put-Call Option Agreement

Under the put-call option agreement between Visa Inc. and Visa Europe, we are entitled to purchase all of the share capital of Visa Europe from its members at any time following certain triggering dates, but in any event not before the closing of our initial public offering. A triggering event will occur if: (A) there is a 25% or greater decline in the number of merchants and a 45% or greater decline in the number of automated teller machines in Visa Europe’s region that accept Visa-branded products; (B) such rate of decline in each case is at least twice as much as both: (i) the average rate of decline in the number of merchants and ATMs in the Visa Europe region that accept general payment cards and (ii) the average rate of decline in acceptance, if any, in the number of merchants and ATMs outside of Visa Europe’s region that accept Visa-branded cards; and (C) Visa Europe has failed to deliver and implement a remediation plan within six months of the occurrence of such events. Further, Visa Europe is entitled to require us to purchase from the members of Visa Europe all of its share capital any time after the earlier of 365 days following the initial public offering date or 605 days after the closing date of the restructuring. The price per share at which both the call and put option are exercisable is calculated using a formula principally based on Visa Europe’s projected financial performance, identified synergies expected to be realized upon combination of the entities and our forward P/E ratio (see “Material Contracts—The Put-Call Option Agreement” included elsewhere in this proxy statement-prospectus for further information).

We have determined that the call option contained in the put-call option agreement has nominal value at the date of the restructuring, since the conditions under which the call is exercisable are deemed remote. We have determined that at the date of the restructuring the fair value of the put option is approximately $417 million, which has been recorded as a long-term liability in our unaudited pro forma condensed combined balance sheet. Subsequent to the restructuring, this liability will be carried at fair value with changes in fair value included in our statement of operations similar to the treatment required by of SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” and reclassified as a short-term liability when it becomes exercisable within one year.

We determined the fair value of the put option using probability-weighted models designed to estimate our future liability under various future exercise scenarios. These models were designed to approximate the current value of our liability assuming Visa Europe exercised their put option at various times and under various economic conditions in the future. The key assumptions used in these models were dictated by the various elements of the put option strike price calculation and the fair value of Visa Europe. This included Visa Europe’s projected financial performance, which we estimated using a wide range of growth scenarios, identified synergies, which we estimated will approximate those a market participant would expect to realize upon combination and our anticipated price-to-earnings ratio on the date of exercise, which we assumed based on comparable public companies and other analyses.

The Framework Agreement

The relationship between Visa Inc. and Visa Europe will be governed after the restructuring by a framework agreement, which provides for bilateral services and trademark and technology licenses.

The Bilateral Services

Visa Inc. and Visa Europe will provide each other with transitional and ongoing services similar to those services currently provided among Visa International, Visa U.S.A., Visa Canada, Inovant and Visa Europe. Visa Inc. will provide Visa Europe with authorization services for cross-border transactions involving Visa Europe’s region, on the one hand, and the rest of the world, on the other hand, as well as clearing and settlement services both within Visa Europe’s region until Visa Europe’s regional clearing and settlement system is deployed (at which time this service will cease) and between Visa Europe’s region and the rest of the world. In addition, until Visa Europe’s regional clearing and settlement system is deployed, the parties will share foreign exchange revenues related to currency conversion for transactions involving European cardholders as well as other cross-border transactions that take place in Visa Europe’s region. The parties will also use each others’ switching and processing services.

Visa Europe will indemnify Visa Inc. for any claims arising out of the provision of the services brought by Visa Europe’s member banks against Visa Inc., while Visa Inc. will indemnify Visa Europe for any claims arising out of the provision of the services brought against Visa Europe by Visa Inc.’s customer banks.

We have determined that no material value was exchanged in the bilateral services agreement above or below fair value as a result of agreeing to receive or perform services at specified rates. We made this determination by comparing the pricing specified in the agreement to those routinely charged by comparable third party service providers. As a result, we have not recorded an asset or liability to reflect an obligation to provide or receive services at above or below fair value.

The Trademark and Technology Licenses

The licensors will grant to Visa Europe exclusive, irrevocable and perpetual licenses to use the Visa trademarks and technology-related intellectual property owned by the licensors and certain affiliates within the Visa Europe region for use in the field of financial services, payments, related information technology and information processing services and participation in the Visa system, which we refer to as the field. Visa Europe’s region consists of the European Union and Andorra, Bear Island, the Channel Islands, the Faeroe Islands, Gibraltar, Greenland, Iceland, the Isle of Man, Israel, Liechtenstein, Monaco, Norway, San Marino, Switzerland, Turkey, and Vatican City, and any other jurisdiction that becomes a full member state of the European Union in the future. Visa Europe may sublicense the Visa trademarks and technology intellectual property to its members and other sublicensees, such as processors, for use within Visa Europe’s region and in certain limited circumstances, outside the Visa Europe region.

From the restructuring closing date until the earlier of (i) one year from the restructuring closing date, and (ii) the filing of a registration statement on Form S-1 in connection with an initial public offering of Visa Inc. common stock, the fee payable for the licenses will be $6.0 million per quarter. Thereafter until the later of (i) the initial public offering date and (ii) 369 days after the Inovant U.S. holdco merger, the fee payable for the licenses will be $142.5 million per year, payable quarterly ($35.6 million per quarter), which we refer to as the quarterly base fee, reduced by an amount equal to $1.146 billion multiplied by the three-month LIBOR rate plus 100 to 200 basis points, which we refer to as the first fee reduction component in this “Unaudited Pro Forma Condensed Combined Financial Information.” Based on the applicable three-month LIBOR rate at June 30, 2007 of 5.36%, the first fee reduction component in the initial quarter following the initial public offering date would total approximately $18.2 million. The first fee reduction component will cease upon the later of 369 days after the Inovant U.S. holdco merger or the initial public offering date. Should the initial public offering date occur prior to the date which falls 369 days after the Inovant U.S. holdco merger, for the period between these two dates, the quarterly base fee will further be reduced by an amount equal to the product of the following: (i) the net price per share of our class A common stock on the initial public offering date; (ii) the number of shares of Visa Inc. held by Visa Europe (other than class EU (series II) or class C (series II) shares) that would have been redeemed immediately, but for provisions that delay the redemption of shares held by Visa Europe until one year following the date of the initial public offering; and (iii) the three-month LIBOR rate plus 100 to 200 basis points, which we refer to as the second fee reduction component in this “Unaudited Pro Forma Condensed Combined Financial Information.” Beginning three years after Visa Europe begins to pay the quarterly base fee (subject to the first and second fee reduction components), this fee will be increased annually based on the growth of the gross domestic product of the European Union.

We determined through an analysis of the fee rates implied by the economics of the agreement and consultation with third party valuation experts, that the quarterly base fee as adjusted in future periods based on the growth of the gross domestic product of the European Union approximates fair value. As a result of the first and second fee reduction components, the trademark and technology license agreement represents a contract for financial accounting purposes that is below fair value. Therefore, we have recorded a liability of approximately $132.8 million to reflect our obligation to provide this license at below fair value.

This liability of $132.8 million was calculated assuming that we will file an initial registration statement on Form S-1 with respect to an initial public offering of our common stock and that the initial public offering date will occur three months and six months, respectively, subsequent to the restructuring. Therefore, in the initial quarter subsequent to the restructuring, Visa Europe will pay us a fee of $6.0 million, which is approximately $29.6 million below the fair value of approximately $35.6 million. Assuming the filing of a registration statement on Form S-1 in respect of an initial public offering of our common stock in the second quarter following the restructuring, the quarterly fee amount Visa Europe will pay us will increase to $35.6 million reduced by the first fee reduction component. Upon the assumed initial public offering date approximately six months following the restructuring, the fee amount will further be reduced by the second fee reduction component. We have estimated that the total first and second fee reduction components applicable in the year following the restructuring will be approximately $56.8 million and $46.3 million, respectively. In estimating the second fee reduction component we have assumed that the product of: (i) the net price per share of our class A common stock on the initial public offering date; (ii) the number of shares of Visa Inc. held by Visa Europe (other than class EU (series II) or class C (series II) shares) that would have been redeemed immediately, but for provisions that delay the redemption of shares held by Visa Europe until one year following the date of the initial public offering; and (iii) a three-month LIBOR rate of 5.36% plus 100 to 200 basis points will be approximately $96.2 million. These assumptions represent our best estimate of the future impact of these terms of the framework agreement.

The application of the three-month LIBOR rate plus 100 to 200 basis points in determining the first and second fee reduction components represents a variable interest element embedded within the framework agreement, which we will treat as an embedded derivative with changes in fair value reflected in our statement of operations under the guidelines of SFAS No. 133. This embedded derivative does not impact the unaudited pro forma condensed combined financial information.

4.	Investor’s Equity Rollforward

The following table provides a reconciliation of historical Visa U.S.A. total member equity and Visa Inc. total pro forma equity as of June 30, 2007 to reflect the application of combination and purchase accounting adjustments.

As of June 30, 2007
Historical Visa U.S.A. Total Equity	$1,191,864
Pro Forma Adjustments:
Visa Inc. equity issued as part of total purchase consideration	16,785,566
Tax adjustments (1)	(2,791)

Pro Forma Investor’s Equity	$17,974,639

(1)	Adjustment to the historical deferred tax assets recorded to reflect the change in the anticipated future applicable tax rate due to the aggregation of state returns.

5.	California Cooperative Status

The state of California, where both Visa International and Visa U.S.A. are headquartered, has historically not taxed a substantial portion of the reported net income of these companies on the basis that both operate on a cooperative or mutual basis and are therefore eligible for a special deduction pursuant to California Revenue and Taxation Code §24405, which we refer to as the special deduction. As taxpayers eligible for the special deduction, Visa U.S.A. and Visa International were generally only subject to California taxation on non-member/owner income. Therefore, the majority of each company’s income was not historically taxable.

Subsequent to the restructuring, we believe that Visa Inc. will continue to be eligible to claim the special deduction afforded and will continue to be largely exempt from California taxation. Accordingly, no pro forma adjustment has been applied to this unaudited condensed combined pro forma financial information to reflect the potential increase in our California state income tax rate, its impact on our deferred tax assets and liabilities or tax expenses and benefits, as a result of losing the benefit of the special deduction.

On or after completion of an initial public offering or other material changes to our operations, we believe that there is the potential that Visa Inc. may lose eligibility for the special deduction. It is our intention to file a registration statement on Form S-1 pursuant to the initial public offering of our class A common stock as soon as it is feasible after the restructuring. If we were to lose eligibility for the special deduction, our state tax effective rate would increase by approximately 3%, net of federal tax benefit. Had ineligibility for the special deduction been reflected as of October 1, 2005 in the unaudited condensed combined pro forma statements of operations for the fiscal year ended September 30, 2006, our income tax expense would have been increased and net income would have been decreased by approximately $22.7 million. A corresponding effective tax rate increase reported in the unaudited condensed combined pro forma statement of operations for the nine months ended June 30, 2007 would have resulted in an increase in income tax expense and decrease in net income of approximately $42.3 million. The loss of the special deduction would not have resulted in a material impact on total equity reported in our unaudited condensed combined pro forma balance sheet as of June 30, 2007.

6.	Combination and Pro Forma Adjustments

The following describes the combination and pro forma adjustments we applied to the unaudited balance sheets of Visa U.S.A., Visa International and Visa Canada at June 30, 2007, derived from their historical financial statements included elsewhere in this proxy statement-prospectus, to reflect the restructuring as if it had occurred on June 30, 2007 and the pro forma adjustments we applied to the statements of operations for the nine months ended June 30, 2007 and the fiscal year ended September 30, 2006 of Visa U.S.A., Visa International and Visa Canada, derived from their historical financial statements included elsewhere in this proxy statement-prospectus, to reflect the restructuring as if it had it occurred on October 1, 2005.

Combination Adjustments

A - Represents reclassification adjustments made to the historical balance sheet and statement of operations presentation of Visa U.S.A., Visa International and Visa Canada to consistently conform the presentation of like assets, liabilities, revenues and expenses. Historically, Visa U.S.A., Visa International and Visa Canada as separate entities have applied different captions to describe similar assets, liabilities, revenues and expenses. These adjustments were applied to group similar accounts using the captions of Visa U.S.A. as the accounting acquirer. These adjustments have no impact on member equity or net income of these entities as reported in their historical financial statements.

The following table reconciles the individual combination adjustments applied for reclassification purposes to the unaudited pro forma condensed combined balance sheet as of June 30, 2007:

(In thousands)

	Visa USA Adjustments		Visa International Adjustments		Visa Canada Adjustments	Total Adjustments - Tickmark A
Assets

Current Assets
Accounts Receivable	$—		$(22,976	)AB	$—	$(22,976)
Member Collateral	61,648	AA	—		—	61,648
Current Portion of Volume and Support Agreements	—		1,771		—	23,463
			21,692	AC
Prepaid and Other Current Assets	(61,648	)AA	22,976	AB	—	(62,135)
			(21,692	)AC
			(1,771)

Non-Current Assets
Investments in Real Estate Joint Ventures	$—		$(24,687	)AD	$—	$(24,687)
Volume and Support Agreements	—		25,485	AC	—	25,485
Premises and Equipment, net	—		(152,882	)AE	—	(152,882)
Facilities, Equipment, and Software, net	(33,876	)AG	152,882	AE	—	129,573
			34,033	AF
			(23,466	)AG
Intangibles, net	—		(34,033	)AF	—	(34,759)
			(726)
Technology	33,876	AG	23,466	AG	—	57,342
Other Investments	3,234		25,924	AH	—	29,158
Other Assets	(3,234)		726		—	(29,230)
			24,687	AD
			(25,485	)AC
			(25,924	)AH
Liabilities

Current Liabilities
Accounts Payable	$—		$18,168	AI	$—	$18,168
Trade and Accrued Taxes Payable	—		(18,168	)AI	—	(57,642)
			(39,474	)AJ
Member Collateral	61,648	AA	—		—	61,648
Accrued Compensation	—		158,884	AK	—	158,884
Accrued Compensation and Benefits	—		(158,884	)AK	—	(179,108)
			(20,218	)AL
			(6)
Volume and Support Agreements	—		97,525	AC	—	97,525
Accrued Liabilities	(61,648	)AA	(97,525	)AC	—	(99,601)
			39,474	AJ
			20,218	AL
			(120)
Current Portion of Accrued Litigation Obligation	—		120		—	120

Non-Current Liabilities
Other Liabilities	$—		$6		$32	$38
Obligations Under Capital Lease	—		—		(32)	(32)

AA—Represents reclassifications to present Visa U.S.A.’s member collateral as a separate line item as its balance when combined with that of Visa International is considered to be material for separate disclosure.

AB—Represents reclassifications of Visa International’s notes and other receivables to prepaid and other current assets to conform them to the presentation of Visa U.S.A.

AC—Represents reclassifications of Visa International’s member incentives to separate line items to conform them to the presentation of Visa U.S.A.

AD—Represents reclassifications of Visa International’s investments in real estate joint ventures to other assets to conform them to the presentation of Visa U.S.A.

AE—Represents reclassifications of Visa International’s premises and equipment, net, to facilities, equipment, and software, net, to conform them to the presentation of Visa U.S.A.

AF—Represents reclassifications of Visa International’s purchased software and its related accumulated depreciation to facilities, equipment, and software, net, to conform them to the presentation of Visa U.S.A.

AG—Represents reclassifications to present Visa U.S.A.’s and Visa International’s internally developed software as net intangible technology assets in a separate line item as its balance when combined with that of Visa International is considered to be material for separate disclosure.

AH—Represents reclassifications to present Visa International’s cost and equity method investments as other investments in a separate line item as its balance when combined with that of Visa International is considered to be material for separate disclosure.

AI—Represents reclassifications of Visa International’s trade payables to accounts payable to conform them to the presentation of Visa U.S.A.

AJ—Represents reclassifications of Visa International’s accrued taxes payable to accrued liabilities to conform them to the presentation of Visa U.S.A.

AK—Represents reclassifications of Visa International’s accrued compensation and benefits to accrued compensation to conform them to the presentation of Visa U.S.A.

AL—Represents reclassifications of Visa International’s current portion of accrued pension liabilities to accrued liabilities to conform them to the presentation of Visa U.S.A.

The following table reconciles the individual combination adjustments applied for reclassification purposes to the unaudited pro forma condensed combined statement of operations for the nine months ended June 30, 2007:

(In thousands)

	Visa International Adjustments		Total Adjustments - Tickmark A
Operating Revenues
Data Processing Fees	$(265)		$(265)
Volume and Support Agreements	(142,884	)AM	(142,884)
Member Incentives	142,884	AM	142,884
International Transaction Fees	439,660	AN	439,660
International Service Revenues	(439,660	)AN	(439,660)
Other Revenues	265		265

Operating Expenses
Affiliates Services	$(150,119	)AO	$(150,119)
Facilities	36,806	AP	36,806
Premises, Equipment and Software	(36,806	)AP	(79,950)
	(43,144	)AQ
Communication	(26,976	)AR	(26,976)
Network, EDP, and Communications	43,144	AQ	70,120
	26,976	AR
Advertising, Marketing, and Promotion	15,038	AS	15,038
Travel and Meetings	(42,006	)AT	(42,006)
Administration and Other Expenses	150,119	AO	173,437
	(15,038	)AS
	42,006	AT
	(194)
	(3,789)
	392
	(59)
Litigation Obligation Provision	194		194

Non-Operating Income, net	(56,179	)AU	$(60,652)
	392
	(4,744)
	(121)

Other Income (Expenses)
Equity in Earnings of Unconsolidated Affiliates	$4,744		$4,744
Interest Income (Expense)	(59)		62
	121
Investment Income, net	56,179	AU	52,390
	(3,789)

AM—Represents reclassifications of Visa International’s member incentives to volume and support agreements to conform them to the presentation of Visa U.S.A.

AN—Represents reclassifications of Visa International’s international service revenues to international transaction fees to conform them to the presentation of Visa U.S.A.

AO—Represents reclassifications of Visa International’s affiliate services expenses to administration and other expenses to conform them to the presentation of Visa U.S.A.

AP—Represents reclassifications of Visa International’s premises expenses to facilities expenses to conform them to the presentation of Visa U.S.A.

AQ—Represents reclassifications of Visa International’s equipment expenses to network, EDP, and communications expenses to conform them to the presentation of Visa U.S.A.

AR—Represents reclassifications of Visa International’s communication expenses to network, EDP, and communications expenses to conform them to the presentation of Visa U.S.A.

AS—Represents reclassifications of additional advertising and promotion expenses included in administration and other expenses to advertising, marketing, and promotion expenses to conform them to the presentation of Visa U.S.A.

AT—Represents reclassifications of Visa International’s travel and meetings expenses to administration and other expenses to conform them to the presentation of Visa U.S.A.

AU—Represents reclassifications of Visa International’s interest and dividend income and expense to investment income, net, to conform them to the presentation of Visa U.S.A.

The following table reconciles the individual combination adjustments applied for reclassification purposes to the unaudited pro forma condensed combined statement of operations for the fiscal year ended September 30, 2006:

(In thousands)

	Visa International Adjustments		Total Adjustments - Tickmark A
Operating Revenues
Data Processing Fees	$(215)		$(215)

Volume and Support Agreements	(302,359	)AV	(302,359)
Member Incentives	302,359	AV	302,359
International Transaction Fees	428,027	AW	428,027
International Service Revenues	(428,027	)AW	(428,027)

Other Revenues	215		215

Operating Expenses
Affiliates Services	$(212,144	)AX	$(212,144)
Premises, Equipment and Software	(50,111	)AY	(105,245)
	(55,134	)AZ
Facilities	50,111	AY	50,111
Communications	(33,423	)AAA	(33,423)
Network, EDP, and Communications	55,134	AZ	88,557
	33,423	AAA
Advertising, Marketing, and Promotion	10,634	AAB	10,634
Travel and Meetings	(59,275	)AAC	(59,275)
Administration and Other Expenses	212,144	AX	258,923
	(10,634	)AAB
	59,275	AAC
	371
	(150)
	(2,017)
	(66)
Settlement Risk Guarantee	150		150

Non-Operating Income, net	$371		$(63,505)
	(9,203	)AAD
	10,086	AAE
	(64,759	)AAF

Other Income (Expenses)
Equity in Earnings of Unconsolidated Affiliates	$9,203	AAD	$9,203
Interest Expense	(66)		(10,152)
	(10,086	)AAE
Investment Income, net	(2,017)		62,742
	64,759	AAF

AV—Represents reclassifications of Visa International’s member incentives to volume and support agreements to conform them to the presentation of Visa U.S.A.

AW—Represents reclassifications of Visa International’s international service revenues to international transaction fees to conform them to the presentation of Visa U.S.A.

AX—Represents reclassifications of Visa International’s affiliate services expenses to administration and other expenses to conform them to the presentation of Visa U.S.A.

AY—Represents reclassifications of Visa International’s premises expenses to facilities expenses to conform them to the presentation of Visa U.S.A.

AZ—Represents reclassifications of Visa International’s equipment expenses to network, EDP, and communications expenses to conform them to the presentation of Visa U.S.A.

AAA—Represents reclassifications of Visa International’s communication expenses to network, EDP, and communications expenses to conform them to the presentation of Visa U.S.A.

AAB—Represents reclassifications of additional advertising and promotion expenses included in administration and other expenses to advertising, marketing, and promotion expenses to conform them to the presentation of Visa U.S.A.

AAC—Represents reclassifications of Visa International’s travel and meetings expenses to administration and other expenses to conform them to the presentation of Visa U.S.A.

AAD—Represents reclassifications of Visa International’s equity in earnings of unconsolidated affiliates to its own line item to conform it to the presentation of Visa U.S.A.

AAE—Represents reclassifications of Visa International’s interest expense to its own line item to conform it to the presentation of Visa U.S.A.

AAF—Represents reclassifications of Visa International’s interest and dividend income and expense to investment income, net, to conform them to the presentation of Visa U.S.A.

B - Represents the adjustments required to eliminate the effects of transactions and cross-ownership among and between Visa U.S.A., Visa International and Visa Canada.

The following table reconciles the individual combination adjustments applied for elimination purposes to the unaudited pro forma condensed combined balance sheet as of June 30, 2007:

(In thousands)

	Visa USA Adjustments		Visa International Adjustments		Visa Canada Adjustments		Real Estate Joint Ventures Adjustments		Total Adjustments - Tickmark B
Assets

Current Assets
Accounts Receivable	$(20,168	)BA	$17,813	BA	$(87	)BA	$—		$(2,442)
Prepaid and Other Current Assets	—		(22,493	)BA	1,365	BA	—		(21,128)

Non-Current Assets
Investment in Inovant LLC	$—		$—		$(8,241	)BC	$—		$(8,241)
Investment in Visa International	(222,582	)BB	—		—		—		(222,582)
Other Assets	(20,013	)BD	(22,287	)BC	—		—		(91,674)
	(24,687	)BE	(24,687	)BE

Total Adjustments - Assets									$(346,067)

Liabilities

Current Liabilities
Accrued Liabilities	$(382	)BA	$(23,188	)BA	$—		$—		$(23,570)

Non-Current Liabilities
Other Liabilities	$—		$(20,013	)BD	$—		$—		$(20,013)
Minority Interest	(29,155	)BC	—		—		—		(29,155)

Equity
Capital and Partnership	$—		$—		$—		$(38,533	)BE	$(38,533)
Common Stock	—		—		—		(500	)BE	(500)
Current Net Income	—		—		—		(3,336	)BE	(3,336)
Accumulated Net Income	—		(222,582	)BB	(1,373	)BC	(7,005	)BE	(230,960)

Total Adjustments - Liabilities and Equity									$(346,067)

BA—Represents eliminations of intercompany receivables and payables between Visa U.S.A., Visa International, Visa Canada and the real estate joint ventures and reclassifies receivables and payables to Visa Europe to accounts receivable.

BB—Represents eliminations of Visa U.S.A.’s investment in Visa International.

BC—Represents eliminations of Visa International’s and Visa Canada’s investment in Inovant LLC and related minority interest liability of Visa U.S.A.

BD—Represents the elimination of Visa International’s obligation to Visa U.S.A. related to California income taxes.

BE—Represents eliminations of Visa International’s and Visa U.S.A.’s investment in the real estate joint ventures.

The following table reconciles the individual combination adjustments applied for elimination purposes to the unaudited pro forma condensed combined statement of operations for the nine months ended June 30, 2007:

(In thousands)

	Visa USA Adjustments		Visa International Adjustments		Visa Canada Adjustments		Real Estate Joint Ventures Adjustments		Total Adjustments - Tickmark B
Operating Revenues
Card Service Fees	$—		$(141,727	)BF	$—		$—		$(141,727)
Data Processing Fees	(62,088	)BG	(2,275	)BF	—		—		(64,363)
Other Revenues	(102,216	)BG	—		—		(49,181	)BH	(139,270)
							11,001	BJ
							1,126	BJ

Total Adjustments - Operating Revenues									$(345,360)

Operating Expenses
Affiliates Services	$—		$—		$(15,168	)BG	$—		$(15,168)
Facilities	(41,061	)BH	(8,120	)BH	—		—		(48,055)
			1,126	BJ
Network, EDP, and Communications	(2,112	)BF	—		—		—		(2,112)
Visa International Fees	(129,680	)BF	—		(13,036	)BF	—		(142,716)
Professional and Consulting Fees	—		(1,369	)BG	—		—		(1,369)
Administration and Other Expenses	—		(148,457	)BG	826	BF	—		(146,941)
					690	BG

Total Adjustments - Operating Expenses									$(356,361)

Non-Operating Income, net	$—		$(11,001	)BJ	$—		$—		$(11,001)

Other Income (Expenses)
Equity in Earnings of Unconsolidated Affiliates	$(36,229	)BI	$(2,877	)BL	$(277	)BL	$—		$(42,719)
	(1,668	)BK	(1,668	)BK

Minority Interest Income (Expense)	3,154	BL	—		—		—		3,154

Total Adjustments - Other Income (Expenses)									$(39,565)

BF—Represents eliminations of Visa International’s revenue from Visa U.S.A. and Visa Canada for services primarily related to global brand management, global product enhancements and global electronic payment systems.

BG—Represents eliminations of Visa U.S.A.’s revenue from Visa International and Visa Canada for processing and development services and various license and usage rights primarily related to the VisaNet proprietary network.

BH—Represents eliminations of the real estate joint ventures’ rental income from Visa International and Visa U.S.A.

BI—Represents eliminations of Visa U.S.A.’s investment in Visa International and related equity in earnings of unconsolidated affiliates.

BJ—Represents eliminations of the real estate joint ventures’ rental expense to Visa International.

BK—Represents eliminations of Visa International’s and Visa U.S.A.’s equity in earnings of unconsolidated affiliates related to the real estate joint ventures.

BL—Represents eliminations of minority interest expense and equity in earnings of affiliates for Visa International’s and Visa Canada's investment in Inovant LLC.

The following table reconciles the individual combination adjustments applied for elimination purposes to the unaudited pro forma condensed combined statement of operations for the fiscal year ended September 30, 2006:

(In thousands)

	Visa USA Adjustments		Visa International Adjustments		Visa Canada Adjustments		Real Estate Joint Ventures Adjustments		Total Adjustments - Tickmark B
Operating Revenues
Card Service Fees	$—		$(173,489	)BM	$—		$—		$(173,489)
Data Processing Fees	(76,349	)BN	(2,841	)BM	—		—		(79,190)
Other Revenues	(158,062	)BN	—		—		(63,175	)BO	(204,440)
							15,006	BP
							1,791	BP

Total Adjustments - Operating Revenues									$(457,119)

Operating Expenses
Affiliates Services	$—		$—		$(20,630	)BN	$—		$(20,630)
Facilities	(52,435	)BO	(10,740	)BO	—		—		(61,384)
			1,791	BP
Network, EDP, and Communications	(2,645	)BM	—		—		—		(2,645)
Visa International Fees	(159,264	)BM	—		(15,508	)BM	—		(174,772)
Professional and Consulting Fees	—		(4,654	)BN	—		—		(4,654)
Administrative and Other Expenses	—		(210,653	)BN	1,087	BM	—		(208,040)
					1,526	BN

Total Adjustments - Operating Expenses									$(472,125)

Non-Operating Income, net	$—		$(15,006	)BP	$—		$—		$(15,006)

Other Income (Expenses)
Equity in Earnings of Unconsolidated Affiliates	$(13,254	)BQ	$(7,868	)BS	$(2,460	)BS	$—		$(23,785)
	(101	)BR	(102	)BR
Minority Interest Income (Expense)	10,782	BS	—		—		—		10,782

Total Adjustments - Other Income (Expenses)									$(13,003)

BM—Represents eliminations of Visa International’s revenue from Visa U.S.A. and Visa Canada for services primarily related to global brand management, global product enhancements and global electronic payment systems.

BN—Represents eliminations of Visa U.S.A.’s revenue from Visa International and Visa Canada for processing and development services and various license and usage rights primarily related to the VisaNet proprietary network.

BO—Represents eliminations of the real estate joint ventures’ rental income from Visa International and Visa U.S.A.

BP—Represents eliminations of Visa International’s rental income from the real estate joint ventures.

BQ—Represents eliminations of Visa U.S.A.’s investment in Visa International and related equity in earnings of unconsolidated affiliates.

BR—Represents eliminations of Visa International’s and Visa U.S.A.’s equity in earnings of unconsolidated affiliates related to the real estate joint ventures.

BS—Represents eliminations of minority interest expense and equity in earnings of affiliates for Visa International’s and Visa Canada’s investment in Inovant LLC.

For more information regarding the inter-company transactions and cross-ownership, please see the disclosures in the following notes to the respective audited and unaudited financial statements of Visa U.S.A., Visa International and Visa Canada:

Visa International

•	Unaudited Financial Statements for the nine months ended June 30, 2007: Note 3 “Visa Affiliates,” and Note 6 “Other Assets and Liabilities”

•	Audited Financial Statements for the fiscal year ended September 30, 2006: Note 5 “Visa Affiliates,” Note 9 “Investments in Real Estate Joint Ventures,” and Note 10 “Other Assets and Liabilities”

Visa U.S.A.

•	Unaudited Financial Statements for the nine months ended June 30, 2007: Note 3 “Visa International, Visa Canada and Visa Europe”

•

Audited Financial Statements for the fiscal year ended September 30, 2006: Note 4 “Inovant, Inc. and Inovant LLC,” Note 5 “Visa International, Visa Canada, Visa Europe,” and Note 8 “Investments in Joint Ventures”

Visa Canada

•

Unaudited financial statements for the nine months ended June 30, 2007 and audited financial statements for the fiscal year ended September 30, 2006: Note 3 “Investments,” and Note 6 “Transactions with members and amounts due to other Visa entities”

C - Represents the adjustments necessary to record the gross asset, liability, revenue and expense balances related to the real estate joint ventures at June 30, 2007 and for the nine months ended June 30, 2007 and for the fiscal year ended September 30, 2006. Visa U.S.A. and Visa International previously each owned 50% of these real estate joint ventures and accounted for their investments under the equity method (see Note 8 “Investments in Joint Ventures” of the Visa U.S.A. audited financial statements for the year ended September 30, 2006 for more information regarding the real estate joint ventures).

Purchase Accounting Pro Forma Adjustments

D - Represents the increase in value resulting from the preliminary allocation of purchase price to facilities, equipment, and software based on our preliminary independent appraisal.

The following table provides a reconciliation of the historical basis of Visa U.S.A. facilities, equipment, and software to Visa Inc.’s new basis upon the application of purchase accounting:

Facilities, equipment, and software, net
Visa U.S.A. historical basis	$270,077
Less: Minority interest	(19,954)

Net U.S.A. historical basis	250,123
Visa U.S.A. historical basis in Visa International	42,671
Visa U.S.A. historical basis in real estate joint ventures (see tickmark C)	53,334
Acquired assets (See Note 1)	272,000
Reclassification adjustments(1)	(33,876)

Total Visa Inc. basis	$584,252

(1)	This adjustment reflects the reclassification of certain Visa U.S.A. technology from facilities, equipment and software to technology.

The adjustment to the statements of operations represents the following pro forma adjustments to record additional non-cash amortization and depreciation expense related to the new basis of intangible and tangible definite lived assets, which have been recorded on a pro forma basis at their estimated fair value.

	Visa U.S.A. Historical Expense for the Nine Months Ended June 30, 2007	Visa Int’l, Visa Canada, Real Estate Joint Ventures Historical Expense for the Nine Months ended June 30, 2007	Pro Forma Adjustment	Total Expense for the Nine Months Ended June 30, 2007
Depreciation	$55,748	$22,469	$(7,005)	$71,212
Amortization	38,301	13,218	40,148	91,667

Total	$94,049	$35,687	$33,143	$162,879

	Visa U.S.A. Historical Expense for the year ended September 30, 2006	Visa Int’l, Visa Canada, Real Estate Joint Ventures Historical Expense for the year ended September 30, 2006	Pro Forma Adjustment	Total Expense for the year ended September 30, 2006
Depreciation	$81,259	$33,022	$2,559	$116,840
Amortization	58,904	10,767	58,074	127,745

Total	$140,163	$43,789	$60,633	$244,585

The following table represents the estimated remaining useful lives we have assumed for each asset class to record the adjustment to historical depreciation and amortization:

Estimated remaining useful lives
Facilities
Land	Not depreciated
Buildings and building improvements	17 to 30 years
Leasehold improvements	1 to 5 years
Furniture and fixtures	2 to 6 years
Equipment	1 to 4 years
Software	1.5 to 3 years

E - Represents the adjustment to record the fair value of certain Visa International other investments.

F - Represents the adjustments to record the fair value of identifiable intangible assets of Visa International, Visa Canada and Inovant and the related amortization of the new technologies acquired. These identifiable intangible assets include:

•	Trademark - The value of the Visa brand utilized in Canada and the unincorporated regions of Visa International, which has been determined to have an indefinite life.

•	Customer Relationships - The value of our relationships with our members in Canada and the unincorporated regions of Visa International, which has been determined to have an indefinite life.

•

European Franchise Right - The value of the right to franchise the use of Visa brand, use of Visa technology and access to the overall Visa network in the Visa Europe region, which has been determined to have an indefinite life.

Technology - The value of internally developed software, which enables the Visa electronic payment network. We estimate that this asset has a remaining useful life of approximately three years.

G - Represents the adjustment to record goodwill. Goodwill represents the excess of the purchase price over the fair value of the tangible and intangible assets of the businesses acquired and liabilities assumed. Goodwill resulting from the acquisition is not amortized but is subject to impairment testing in accordance with the provisions of SFAS No. 142 “Goodwill and Other Intangible Assets.”

H - Represents the adjustments to the Visa International, Visa Canada and Inovant pension and post-retirement benefit obligations to reflect the difference between the present value of the estimated projected benefit obligation and the fair value of related plan assets, and to eliminate the unrecognized settlement losses recorded in the fiscal year ended September 30, 2006.

I - Represents the adjustment to eliminate the non-Visa U.S.A. historical ownership interest in Visa International, Visa Canada and Inovant as well as their historical minority interest in Inovant as a result of their acquisition by Visa U.S.A.

J - Represents the adjustment to record the fair value of Visa Inc. shares exchanged in the restructuring.

Income Tax Pro Forma Adjustments

K - Represents the adjustments to the historical deferred income tax assets and liabilities at June 30, 2007, and income tax expense for the nine months ended June 30, 2007 and for the fiscal year ended September 30, 2006, as a result of consolidating the assets and liabilities of Visa U.S.A., Visa International and Visa Canada, including:

•	Adjustments to the tax provision of Visa U.S.A. related to the Visa U.S.A.’s interest in Visa International;

•	Adjustments to the current state tax provision of Visa U.S.A., Visa International and Inovant to account for consolidated apportioned statutory state rates; and

•	Adjustments to Visa Canada related to the entity’s change in status from a not-for-profit corporation to a for-profit corporation.

L - Represents the adjustment to reflect the creation of deferred tax liabilities as a result of recording the fair value of the acquired assets and assumed liabilities of Visa International, Visa Canada and Inovant other than goodwill in excess of their historical book basis. These adjustments resulted in a net long-term deferred tax liability in our unaudited pro forma condensed combined balance sheet at June 30, 2007. Also reflects the tax provision impact related to purchase accounting adjustments applied to the historical consolidated statement of operations for the nine month ended June 30, 2007 and the fiscal year ended September 30, 2006. In addition, we have presented all current deferred tax assets and liabilities as a single amount, as well as all non-current deferred tax assets and liabilities, in accordance with paragraph 42 of SFAS No. 109 “Accounting for Income Taxes.”

Visa Europe and Other Pro Forma Adjustments

M - Represents the adjustment to eliminate the minority interest and minority interest income (expense) attributable to the 10% ownership interest in Inovant held by Visa Europe.

N - Represents the adjustments to eliminate restructuring related transaction costs incurred by Visa International in the nine months ended June 30, 2007 and the fiscal year ended September 30, 2006, as the restructuring is assumed to have occurred on October 1, 2005.

O - Represents the adjustment to historical card service fees to reflect the newly negotiated fee structure for on-going service fee commitments pursuant to the bilateral services agreement. For the purposes of our pro forma condensed combined statements of operations, the adjustment reduces historical card service fees to the amount of services Visa Europe is obligated to purchase from us at fixed prices in the 18 months following the restructuring. This adjustment does not reflect additional optional card services for which Visa Europe is entitled at its discretion at fixed prices under the bilateral services agreement.

P - Represents the adjustment to historical data processing fees to reflect the newly negotiated fee structure for on-going data processing services pursuant to the bilateral services agreement. For the purposes of our pro forma condensed combined statements of operations presentation, the adjustment reduces historical data processing fees to the amount we would have earned under the newly negotiated fee structure based on actual transaction volume experienced in the nine months ended June 30, 2007 and the fiscal year ended September 30, 2006. This adjustment does not reflect optional fixed fee services, for which Visa Europe is entitled at its discretion under the bilateral services agreement.

Q - Represents the adjustment to historical international transaction fees to reflect the impact of the new foreign exchange revenue sharing agreement with Visa Europe, pursuant to the bilateral services agreement.

R - Represents the adjustments to historical other revenues to record the fee that Visa Europe will pay us pursuant to the framework agreement. The adjustments reflect the first and second fee reduction components and accretion to revenue of the loss liability recorded in purchase accounting which we have calculated based on our assumptions as detailed in Note 3 “Visa Europe Transaction—The Trademark and Technology Licenses.”

S - Represents the adjustment to record the loss liability related to the trademark and technology licenses agreement, which we have determined, for financial accounting purposes, to be below fair value (see Note 3 “Trademark Agreement and Technology Licenses” for further information). Based upon our assumptions detailed in Note 3, we estimate that approximately $13.7 million of the loss liability accrual will accrete to revenue more than 12 months following the restructuring; therefore, this amount has been classified as long-term.

T - Represents the number of shares outstanding as a result of the restructuring.

U - Represents the adjustment to record the fair value of the put option held by Visa Europe (see Note 3 “Visa Europe Transaction—The Put-Call Option Agreement” for further information).